UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 2, 2006

ZONES, INC.
(Exact name of Registrant as Specified in its Charter)

WASHINGTON	0-28488	91-1431894
(State or other jurisdiction incorporation or organization)	(Commission File Number)	(I.R.S. Employer of Identification Number)

1102 15th Street SW, Suite 102, Auburn, Washington 98001-6509
(Address of Principal Administrative Offices)

Registrant’s Telephone Number, Including Area Code:	(253) 205-3000

________________________________

Click the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
________________________________

Item 1.01 Entry into a Material Definitive Agreement.

On February 2, 2006, at a meeting of the Board of Directors (the “Board”) of Zones, Inc. (the “Company”), the Board approved the terms of two bonus programs under which certain corporate officers are eligible to receive bonuses. The programs are designed to reward achievement at specified levels of Company and individual performance. A summary of each plan is described below and attached as an exhibit to this Form 8-K.

Executive Vice President Bonus Program
Under the Executive Vice President Bonus Program, P. Sean Hobday, the Executive Vice President of Sales, and Christina Corley, the Executive Vice President of Operations, have assigned target bonus levels expressed as a percent of fiscal year end annual salary. These executive vice presidents may earn a bonus up to 400% of their annual salary if they exceed targeted gross profit and operating income, including the accrual for incentive programs. Two components comprise the fundamental design of the bonus program:

•	Financial Performance of the Company: Participating executive officers Hobday and Corley are eligible to receive quarterly bonuses based on the Company’s quarterly gross profit and operating income.
•	Individual Performance: Participating executive officers Hobday and Corley may receive bonuses at the discretion of the Board based on individual performance.

The Board retained the right to change its bonus programs at any time. The Board’s approval of the terms of the bonus program is not deemed to create an enforceable agreement between the Company and any executive officer. No rights to any awards exist unless and until the Board authorizes payment of such award under the bonus program.

Also at its February 2, 2006 meeting, the Board awarded Mr. Hobday and Ms. Christina Corley a discretionary bonus of $18,750 each under the bonus program for their efforts during the fiscal year ending December 31, 2005.

Senior Management Bonus Program
Under the senior management bonus program, Firoz Lalji, the Chief Executive Officer, Ronald McFadden, the Chief Financial Officer, and Anwar Jiwani, the Chief Information Officer, are eligible to receive a bonus if the Company meets the financial performance objective approved by the Board. The financial performance standard is based on income from operations, after accrual of bonuses. The officers are also eligible to receive discretionary bonuses.

The two components of the bonus program are as follows:

•
Financial Performance: The participating executives are eligible for an annual bonus of up to 50% of annual base compensation, of which up to 12.5% may be paid quarterly. The Company must meet its minimum quarterly financial performance objective for an officer to be paid quarterly (although the Company could not meet a quarterly objective and meet the annual objective and the participating executive could receive the entire annual bonus). At the completion of the fiscal year, the Company’s annual financial performance is measured against the annual financial performance objective set by the Board. Annual bonuses are calculated based on the Company achieving the minimum financial performance objective less all previous payments made during any of the quarters throughout the year.

•	Individual Performance: Participating executive officers may receive bonuses at the discretion of the Board based on individual performance.

Officers are also eligible to participate in an additional bonus pool equal to 10% of the Company’s income from operations which exceeds 110% of the income from operations objective set by the Board. This bonus pool which will be shared by participants based on their proportionate share of compensation to a maximum of 100% of base salary.

The Board retains the right to change its bonus programs at any time. The Board’s approval of the terms of the bonus program is not deemed to create an enforceable agreement between the Company and any executive officer. No rights to any awards exist unless and until the Board authorizes payment of such award under any bonus program.

Also at its February 2, 2006 meeting, the Board of Directors increased the annual base salary for Anwar Jiwani, Senior Vice President and Chief Information Officer, and Ronald McFadden, Senior Vice President and Chief Financial Officer, to $200,000 and $220,000, respectively.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On February 2, 2006, John T. Carleton informed the Board of his decision not to stand for re-election to the Board of Directors after his current term, which expires at the 2006 Annual Meeting of Shareholders. Mr. Carleton also serves as a member of the Company's Compensation, Audit, Strategic and Nominating and Corporate Governance Committees. Mr. Carleton will continue to serve as a director until the 2006 Annual Shareholders Meeting.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1, Summary of the Zones, Inc. Executive Vice President Bonus Program

Exhibit 99.2, Summary of the Zones, Inc. Senior Management Bonus Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONES, INC.

Dated: February 8, 2006	/s/ RONALD P. MCFADDEN

By: Ronald P. McFadden
Its: Secretary and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT No.	DESCRIPTION

99.1	Summary of the Zones, Inc. Executive Vice President Bonus Program
99.2	Summary of the Zones, Inc. Senior Management Bonus Program